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                                                                    Exhibit 4(g)

                   3(a)(3) COMMERCIAL PAPER DEALER AGREEMENT

     This will confirm our arrangement whereby Merrill Lynch Money Markets Inc. ("Merrill Lynch") will act as dealer in sales of commercial paper notes (the "Notes") of J. C. Penney Funding Corporation (the "Company"). In that connection, Merrill Lynch may, but shall not be obligated to, purchase such commercial paper from the Company as principal.

     It is understood that the commercial paper will have a maturity at the time of issuance not to exceed nine months (exclusive of days of grace) and be denominated in notes not less than $100,000 each. Merrill Lynch understands that, in connection with any issuance and sale of Notes by the Company, the Company will obtain the prior advice of its counsel that all action required by any regulatory body or bodies has been duly taken.

     Each acceptance by the Company of an offer to purchase Notes pursuant to this Letter Agreement shall be deemed to constitute a representation and warranty to Merrill Lynch that such Notes, when issued, (i) will constitute valid and legally binding obligations of the Company, enforceable in accordance with their terms, and subject, as to enforcement, to bankruptcy, insolvency, reorganization, moratorium, and other laws of general applicability relating to or affecting creditors' rights generally and to general equity principles, (ii) will be entitled to the exemption from registration under the Securities Act of 1933, as amended, pursuant to Section 3(a)(3) (or any such successor section thereto) thereunder, and (iii) the Company is not an "investment company" as defined in the Investment Company Act of 1940, as amended.

     The Company has authorized the use of a Commercial Paper Memorandum ("Memorandum") prepared by CS First Boston Corporation and J. P. Morgan Securities, Inc. on the basis of information furnished by the Company. Such Memorandum may be used in connection with the sale of the Company's Notes until the Company advises Merrill Lynch in writing that an updated or revised Memorandum in a form approved by the Company should be substituted. The Company will promptly advise Merrill Lynch of any material change in its ratings, its financial condition or the results of its operations which may make such updating or revision advisable.

     With respect to the original Memorandum, and each updated or revised Memorandum approved by the Company, the Company will indemnify Merrill Lynch and hold Merrill Lynch harmless against any loss, claim, liability or expense (including reasonable costs of defense) arising out of or based upon any allegation that such Memorandum includes an untrue statement of a material fact or omits to state any material fact necessary in order to make the
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statements therein, in light of the circumstances under which they were made, not misleading, except insofar as such loss, claim, liability or expense arises out of or is based upon any untrue statement or omission or alleged untrue statement or omission which has been made therein or omitted therefrom in reliance upon and in conformity with information furnished to the Company by Merrill Lynch. The foregoing indemnity agreement shall be in force and effect for a period of one year after the last issuance by Merrill Lynch of commercial paper pursuant to this Letter Agreement.

     With respect to the original Memorandum, and each updated or revised Memorandum then currently in use for so long as Merrill Lynch shall act as a dealer pursuant to this Agreement or any successor agreement hereto, Merrill Lynch will indemnify the Company and hold the Company harmless against any loss, claim, liability or expense (including reasonable costs of defense) arising out of or based upon any allegation that such Memorandum includes an untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, to the extent that such loss, claim, liability or expense arises out of or is based upon any untrue statement or omission or alleged untrue statement or omission which has been made therein or omitted therefrom in reliance upon and in conformity with information furnished to the Company by Merrill Lynch. The foregoing indemnity agreement shall be in force and effect for a period of one year after the last issuance by Merrill Lynch of commercial paper pursuant to this Letter Agreement.

     In addition, the Company agrees to furnish promptly to Merrill Lynch (mailed directly to the attention of the Commercial Paper Product Manager) the following information:

     1. All reports filed by the Company with the Securities and Exchange Commission (the "SEC") pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the "1934 Act") (or reasonably comparable information if the Company is not subject to such filing requirements), and the Company's Parent's Annual Report and reports on Forms 8-K, 10-Q and 10-K filed with the SEC pursuant to the 1934 Act;

     2.   All reports mailed to the Company's Parent's public stockholders; and

     3. Copies of reports submitted by the Company to the rating agencies showing the amounts of commercial paper outstanding and the bank lines and other liquidity sources supporting such commercial paper.

     The Company also agrees to provide such other information as Merrill Lynch may reasonably request.
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     The Company will notify Merrill Lynch promptly, to the attention of the
Commercial Paper Product Manager, of any change (or any advice from a rating agency of a contemplated change) in any of its debt ratings, any material change in the aggregate size of its commercial paper program and any other development in its affairs or in the industry or industries in which it is engaged which has a material impact on the results of its operations, its financial condition or the marketability of its commercial paper.

     This Agreement may be terminated at any time by either of the parties hereto upon the giving of at least 15 days' prior written notice to the other party.

     THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PROVISIONS THEREOF.


J. C. PENNEY FUNDING CORPORATION         MERRILL LYNCH MONEY MARKETS INC.


By  ___________________________          By  ________________________________

Title  ________________________          Title  _____________________________

Date:  May 3, 1994                       Date:  May 3, 1994